UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2015 (November 16, 2015)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(615) 255-0068
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On November 16, 2015, Cumberland Pharmaceuticals Inc. (“Cumberland”) entered into an exclusive license and supply agreement with Gastro-Entero Logic, LLC (“GEL”) for the full commercial rights to Omeclamox®-Pak (the “Product”) in the United States. Also on November 16, 2015, Cumberland terminated its Promotion Agreement ("Promotion Agreement") with Pernix Therapeutics, LLC (“Pernix”) that had been in effect since October 1, 2013 and incurred no early termination penalties. Under the terms of the Promotion Agreement, Cumberland was responsible for the distribution, marketing and promotion of the Product to gastroenterologists. Pernix was responsible for the supply chain, national accounts and promotion to primary care physicians.
Effective November 16, 2015, Cumberland assumes full commercial responsibility for the Product in the United States, adding the supply chain, national accounts and all sales promotion. Cumberland will now work directly with GEL to address previous supply chain interruptions and improve the availability of the Product. Cumberland will also now seek a new co-promotion partner to support the Product with primary care physicians.
GEL was responsible for the development and FDA approval of Omeclamox®-Pak., a triple therapy product containing omeprazole, clarithromycin, and amoxicillin for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease. Cumberland will provide GEL with a transfer price on the Product supplies, a royalty based on gross margin and milestone payments if certain sales levels are achieved. Cumberland’s license has a term of ten years with two five year renewals at Cumberland’s option.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

November 18, 2015	By: A.J. Kazimi

Name: A.J. Kazimi
Title: Chief Executive Officer